Exhibit 99 (a)

For Further Information Contact:             Steven Nell
                                             Chief Financial Officer
                                             (918) 588-6000

                                             Jesse Boudiette
                                             Vice President
                                             Corporate Communications Manager
                                             BOK Financial Corp.
                                             (918) 588-6532



                  BOK FINANCIAL REPORTS FIRST QUARTER EARNINGS
                  Strong Loan Growth Continues, Margin Improves

TULSA, Okla. (Tuesday, April 17, 2007) - BOK Financial Corporation reported earnings of $52.8 million or $0.78 per diluted share for the first quarter of 2007, compared with net income of $54.7 million or $0.81 per diluted share for the first quarter of 2006. Net income for the first quarter of 2006 included $3.3 million or $0.05 per share from net appreciation in the value of mortgage servicing rights due to a significant increase in interest rates.

Highlights of the quarter included:

o Average outstanding loans increased 19% and average deposits increased 8% over the first quarter of 2006.

o Net interest revenue grew $11.5 million or 10% over last year's first quarter, 15% annualized over the fourth quarter of 2006.

o Net interest margin was 3.32%, up from 3.25% for the fourth quarter of last year.

o Non-performing loans and annualized net charge-offs continued to be near historic lows. Increased provision for loan losses based largely on loan growth; exposure to sub-prime mortgage loans is minimal.

o Fees and commission revenue increased $2.1 million or 2% over the first quarter of 2006; decreased $2.9 million over the preceding quarter.

o Other operating expenses increased $6.9 million or 6% over the first quarter of 2006.

o Debt ratings were upgraded by Moody's Investor Service to A-2/Stable Outlook for BOK Financial and A-1/Stable Outlook for Bank of Oklahoma.

o An agreement was reached to acquire Texas-based, Worth Bancorporation, Inc. As of December 31, 2006, Worth had total assets of $390 million, net loans of $272 million, total deposits of $345 million and five branches in the Fort Worth market.

"We were pleased to see the continuation of double digit loan growth and improvement in our net interest margin in a very competitive environment," said President and CEO Stan Lybarger.

Net Interest Revenue

Net interest revenue totaled $128.8 million, up $11.5 million or 10% over the first quarter of 2006 and $4.6 million or 15%, annualized, over the fourth quarter of 2006. Average earning assets for the first quarter of 2007 grew $1.8 billion or 12% compared with the first quarter of 2006, including a $1.7 billion increase in average outstanding loans. Compared with the fourth quarter of 2006, average earning assets were up $610 million or 16%, annualized.

Average deposits for the first quarter of 2007 were up $931 million or 8% compared with the first quarter of 2006. Average interest-bearing transaction accounts and time deposits grew $773 million or 15% and $257 million or 6%. Average demand deposit balances decreased $88 million or 6%. Average deposits increased $255 million or 9%, annualized, over the fourth quarter of 2006.

Net interest margin was 3.32% for the first quarter of 2007 compared with 3.39% for the first quarter of 2006 and 3.25% for the fourth quarter of 2006. Aggregate net loan yield was 8.02% for the first quarter of 2007, unchanged from the previous quarter while the securities portfolio yield increased 19 basis points. The overall cost of interest-bearing funds was up 4 basis points to 4.14%.

Loans and Deposits

Outstanding loans totaled $11.1 billion at March 31, 2007, up $427 million or 16% annualized, over previous quarter's end. Loan growth was evenly distributed between commercial loans and commercial real estate loans, which increased at annualized rates of 15% and 17%, respectively. Commercial loans totaled $6.4 billion at March 31, 2007, up $233 million since December 31, 2006. Commercial loans grew in all major sectors of the portfolio. Commercial real estate loans totaled $2.6 billion at March 31, 2007. The $104 million increase in commercial real estate loans was concentrated in the Arizona market.

Regional markets continue to increase in importance to the company as experienced bankers are added in each market. At March 31, 2007, $5.3 billion or 48% of outstanding loans were attributed to markets outside of Oklahoma. Texas remains the company's largest regional market with $2.8 billion of loans outstanding at the end of the first quarter. Annualized loan growth in Texas was 20% for the first quarter of 2007. Outstanding loans in the New Mexico, Colorado and Arizona markets totaled $793 million, $691 million and $487 million, respectively. Annualized loan growth during the first quarter was 19% in New Mexico, 2% in Colorado and 172% in Arizona.

Total deposits decreased $178 million during the first quarter to $12.2 billion at March 31, 2007. Deposit balances in our Texas and Oklahoma markets declined $171 million and $42 million, respectively, while deposits in New Mexico grew $31 million. Competition for customer accounts and seasonal factors reduced deposit balances. BOK Financial also continues to see a shift from demand deposits and time deposits to interest-bearing transaction accounts due to a flat yield curve.

Credit Quality

Net loans charged-off during the first quarter of 2007 totaled $3.1 million, compared with $2.8 million in the previous quarter and $1.6 million in the first quarter of 2006. Non-performing assets totaled $41 million or .37% of outstanding loans at March 31, 2007, compared with $36 million or .33% at December 31, 2006 and $40 million or .44% at March 31, 2006. The company has virtually no exposure to sub-prime mortgage products.

The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $134 million or 1.21% of outstanding loans and 427% of non-accruing loans at March 31, 2007. The allowance for loan losses was $114 million and the reserve for off-balance sheet credit losses was $20 million. At December 31, 2006, the combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $130 million or 1.22% of outstanding loans and 500% of non-accruing loans. The allowance for loan losses was $109 million and the reserve for off-balance sheet credit losses was $21 million.

The provision for credit losses for the first quarter of 2007 was $6.5 million, compared with $6.0 million for the fourth quarter of 2006 and $3.4 million for the first quarter of 2006.

Fees and Commissions Revenue

Fees and commissions revenue totaled $92.0 million for the first quarter of 2007, up 2% from the same period last year. While many of our products and services performed well during the quarter, market conditions hindered the performance of others.

Revenue from customer derivative products increased $798 thousand or 23% and retail brokerage fees were up $704 thousand or 21% due to increased volume. ATM fees grew $1.2 million or 16% due to new locations added during 2006 and debit card revenue grew $833 thousand or 19% due to transaction volumes. This revenue growth was partially offset by an $899 thousand decrease due to the timing of investment banking revenue, a $677 thousand or 13% decrease in trading revenue due to the flat yield curve and a slow-down in the mortgage market and by a $385 thousand or 6% decrease in merchant discount fees.

Deposit fees grew $612 thousand or 3% compared with the first quarter of 2006. Overdraft fees increased $732 thousand. Service charges on retail deposit accounts decreased $344 thousand or 20% due to service-charge free deposit products.

Operating Expenses

Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $131.3 million, up $6.9 million or 6% over the first quarter of 2006.

Personnel expense totaled $78.7 million, up $7.5 million or 11% over the first quarter of 2006. Salaries and wages increased $5.1 million or 12%. Experienced bankers were added in the regional markets and investments were made in support staff in the second half of 2006.

All other operating expenses declined by a net $609 thousand or 1% compared with the first quarter of 2006.


About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

Forward-looking Information

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.